Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to awards granted on February 14, 2025 and February 21, 2025, collectively the Inducement Awards, granted outside the 2020 Equity Incentive Plan of Inhibikase Therapeutics, Inc., of our report dated March 27, 2025, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiary as of December 31, 2024 and 2023, and for the years then ended which report is included in the Annual Report on Form 10-K of Inhibikase Therapeutics, Inc. for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

Holmdel, New Jersey

March 27, 2025